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                                                                    EXHIBIT 23.4


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Metal Management, Inc. dated December 29, 1997 for the registration of 15,352,779 shares of its common stock of our report dated February 28, 1997 (except Note 8, as to which the date is June 23, 1997) with respect to the financial statements of The Isaac Corporation and of our report dated February 28, 1997 (except Note 9, as to which the date is June 23, 1997) with respect to the financial statements of Ferrex Trading Corporation, included as Exhibits 99.1 and 99.2 in Metal Management, Inc.'s Current Report on form 8-K dated July 8, 1997, filed with the Securities and Exchange Commission.

                                                         ERNST & YOUNG LLP


Toledo, Ohio
December 26, 1997